                                                                     EXHIBIT 2.1


--------------------------------------------------------------------------------

                            ASSET PURCHASE AGREEMENT

--------------------------------------------------------------------------------

                                  BY AND AMONG

                               AGRIBIOTECH, INC.,

                                SEED MART INC.,
             a wholly-owned Nevada subsidiary of AgriBioTech, Inc.,

                                   as Buyer,

                                      and

                         RAMY COMMERCIAL PROPERTY, INC.

                                      and

                           LACROSSE SEED CORPORATION,

                                   as Sellers


--------------------------------------------------------------------------------

                                October 22, 1997

--------------------------------------------------------------------------------

                            ASSET PURCHASE AGREEMENT
                            ------------------------

     ASSET PURCHASE AGREEMENT (the "Agreement") dated October 22, 1997 (hereinafter referred to as the "Signing Date" or the "Signing") by and among Ramy Commercial Property,Inc. a Wisconsin corporation ("Ramy"), LaCrosse Seed Corporation, a Wisconsin corporation and a wholly-owned subsidiary of Ramy ("LaCrosse") (Ramy and LaCrosse are sometimes collectively referred to herein as the "Sellers"), Seed Mart, Inc., a Nevada corporation (the "Buyer") and AgriBioTech, Inc. ("ABT"), a Nevada corporation.


                              W I T N E S S E T H:
                              - - - - - - - - - -


     WHEREAS, the Buyer is a wholly-owned subsidiary of ABT;

     WHEREAS, the Sellers have been engaged in the business of buying and selling seed at their facility in LaCrosse, Wisconsin (the "Business"), which Business shall cease as currently organized and be reconstituted as a new business of the Buyer; and

     WHEREAS, the Sellers wish to sell and the Buyer wishes to purchase certain tangible and intangible assets associated with the Business (the "Assets").

     NOW, THEREFORE, in consideration of the foregoing and the terms, conditions, representations, warranties and mutual covenants appearing in this Agreement, the parties hereto hereby agree as follows:

     SECTION 1.     SALE AND PURCHASE OF ASSETS.  Upon the terms and subject to
                    ---------------------------
the conditions set forth in this Agreement, at the Closing (as hereinafter defined) effective as of the Effective Date (as hereinafter defined), the Sellers shall sell, assign, transfer and deliver to the Buyer, and the Buyer shall purchase, acquire, accept and take possession of all of the Sellers' right, title and interest in and to the following assets of the Sellers described below (all of which are hereinafter sometimes referred to as the "Assets," which shall be defined as those assets set forth in Sections 1(a) through 1(q) as of July 1, 1997:

     (a) The Sellers' inventory, which relates to the Business (the "Inventory"), as set forth on Schedule 1(a) and Schedule 1(a-1) attached hereto.

     (b) The Sellers' land, which relates to the Business (the "Real Property"), as set forth on Schedule 1(b) and Schedule 1(b-1) attached hereto.

     (c) The Sellers' buildings and improvements, including storage, which relate to the Business, as set forth on Schedule 1(c) and Schedule 1(c-1) attached hereto.

     (d) The Sellers' equipment and machinery, including repair parts, tools and miscellaneous property, which relate to the Business, as set forth on Schedule 1(d) and Schedule 1(d-1) attached hereto.

     (e) The Sellers' office furniture and fixtures, which relate to the Business, as set forth on Schedule 1(e) and Schedule 1(e-1) attached hereto.

     (f) The Sellers' automobiles, trucks, forklifts and other vehicles, which relate to the Business, as set forth on Schedule 1(f) and Schedule 1(f-1) attached hereto.

     (g) The Assets set forth in subsections (b) through (f) above are sometimes referred to herein as the "Fixed Assets."

     (h) The Sellers' pre-paid assets, which relate to the Business, as set forth on Schedule 1(h) and Schedule 1(h-1) attached hereto (the "Pre-Paid Assets").

     (i) The Sellers' other assets, which relate to the business, including germplasm and other technology, as set forth on Schedule 1(i) attached hereto (the "Other Assets").

     (j) The Sellers' cash or cash equivalents, which relate to the Business, as set forth on Schedule 1(j) attached hereto.

     (k) The Sellers' trade names, which relate to the Business, as set forth on
Schedule 1(k) attached hereto.

     (l) The Sellers' trademarks, which relate to the Business, as set forth on
Schedule 1(l) attached hereto.

     (m) The Sellers' rights to varieties, including, but not limited to, all Plant Variety Protection Act ("PVPA") Certificates, which relate to the Business, as set forth on Schedule 1(m) attached hereto.

     (n) The customer list of the Sellers, which relates to the Business, as set forth on Schedule 1(n) and Schedule 1 (n-1) attached hereto.

     (o)  The Sellers' goodwill.

     (p) The Assets set forth in subsections (k) through (o) above, along with the non-competition agreements with Michael T. Ramy, Sr., David P. Ramy, Sr. and the Sellers in the form annexed hereto as Exhibit 3(e), are sometimes referred to herein as the "Intangible Assets."

     (q) The Sellers' accounts receivable, which relate to the Business, as set forth on Schedule 1(q) and Schedule 1(q-1) attached hereto (the "Accounts Receivable").

          The Sellers hereby confirm the Buyer's ownership of and sole right and authority to collect for Buyer's own account all accounts and Accounts Receivable transferred to it under this subsection, to endorse the name of the Sellers, any checks or other instruments received on account of such accounts and accounts receivable and to give notice, in the Buyer's name, to the various customers and others owing monies to the Buyer in respect of any accounts and accounts receivable, advising such customers and others, among other things, that they should make payment of the foregoing directly to the Buyer. The Sellers shall transfer or deliver to the Buyer from time to time, promptly upon receipt thereof by the Sellers, all cash or other property due the Buyer that the Sellers may receive in respect of any accounts or Accounts Receivable transferred to the Buyer as contemplated by this Agreement, or as otherwise due to the Buyer.

     (r) The Assets shall be conveyed free and clear of all liabilities, obligations, liens, security interests and encumbrances of any character whatsoever, excepting only those liabilities and obligations, if any, which are expressly to be assumed by the Buyer hereunder (the "Assumed Liabilities"), as set forth on Schedule 1(r) and Schedule 1(r-1) attached hereto.

     Except for the Assumed Liabilities, if any, the Buyer shall not assume nor be responsible for any liabilities or obligations which relate in any way to the operation of the Business prior to the Effective Date.

     SECTION 2.     PURCHASE PRICE.  In full consideration for the sale,
                    --------------
transfer, conveyance, assignment and delivery of the Assets by the Sellers to the Buyer and in reliance upon the representations and warranties made herein by the Sellers and for other consideration set forth herein, the Buyer hereby agrees to pay to the Sellers at the Closing (as hereinafter defined) a purchase price (the "Purchase Price") of SEVEN MILLION AND 00/100 DOLLARS ($7,000,000) together with the Buyer's assumption of the Seller's liabilities pursuant to
Section 1(r) of this Agreement. The Purchase Price shall be payable at the Closing as described in Section 3 below.

     SECTION  3.    DESCRIPTION OF COMPONENTS OF PURCHASE PRICE AND OTHER
                    -----------------------------------------------------
PAYMENTS.
--------

     (a) Payment of Purchase Price to the Sellers at Closing.  Upon the
         ---------------------------------------------------
completion by the parties of their respective closing conditions under this Agreement (unless waived in writing by the parties hereto), the Buyer shall pay to the Sellers the Purchase Price, payable in cash and stock as described below, in exchange for delivery of the Assets at the Closing.

          (i) FIVE MILLION AND 00/00 DOLLARS ($5,000,000) in immediately available funds by Fedwire or other method reasonably acceptable to Sellers.

          (ii) TWO MILLION AND 00/100 ($2,000,000) DOLLARS, payable in an aggregate of 229,885 shares of registered common stock of ABT (the "ABT Shares"). , The resale of the ABT Shares shall be made subject to the terms of a Lock-Up Agreement, in the form of EXHIBIT 3(a)(i) attached hereto (the "Lock-Up"). So long as Sellers are in compliance with the terms of the Lock-Up, the gross sales price ("Proceeds") from the sale of the ABT Shares shall be guaranteed pursuant to a Guaranty Agreement, in the form of EXHIBIT 3(a)(ii) attached hereto (the "Guaranty"). In order to secure payments under the Guaranty, the Buyer shall execute a Mortgage (the "Mortgage")covering the Real Property purchased by Buyer from the Sellers, naming the Sellers as mortgagee, in the form of EXHIBIT 3(a) (iii) attached hereto.

     (b) Portion of Purchase Price to be Held in Escrow.  At the Closing, the
         ----------------------------------------------
Sellers shall set-aside 8,000 shares of the ABT Shares for the benefit of ABT and the Buyer as described below (the "Escrow Shares"). The Escrow Shares are subject to the provisions of the Lock-Up and the Guaranty.

          The Escrow Shares shall be made available to ABT and the Buyer in the event of any claims arising pursuant to Section 9(b) hereof for which ABT and/or the Buyer is entitled to payment, subject to the $25,000 threshold set forth in
Section 9(d) hereof. In the event that ABT and/or the Buyer asserts the right to indemnification under Section 9(b) and payment of such claim is not received by ABT and/or the Buyer within 10 days, ABT and /or the Buyer shall have the right to sell a sufficient number of the Escrow Shares to satisfy such claim.

          The Escrow Shares shall be reduced to the levels set forth in the following schedule:


DATE                                    ESCROW SHARES
----                                    -------------
CLOSING                                 8,000 SHARES
FIRST ANNIVERSARY OF CLOSING DATE       5,000 SHARES
SECOND ANNIVERSARY OF CLOSING DATE      2,000 SHARES
THIRD ANNIVERSARY OF CLOSING DATE        -0-  SHARES

     To the extent that the Sellers wish to sell the Escrow Shares pursuant to the Lock-Up during the Sale Period (as hereinafter defined), such Shares shall be released from Escrow for sale after Sellers have substituted cash for such Shares at a rate of $8.70 per Share. Such monies shall be held in escrow and reduced in the same proportion and at the same times as the Escrow Shares set forth in the table above. Interest, if any, on such monies shall inure to the benefit of the Sellers.


     (c) Lock-Up of ABT Shares and Guaranty.
         ----------------------------------

          (i) Sellers may sell the ABT Shares pursuant to the Lock-Up and the Guaranty during the period January 1, 1998 to October 9, 1998 (the "Sale Period"), but the number of ABT Shares sold shall not collectively exceed 25,000 per month, 6,500 per week and 3,500 per day during such Sale Period. All sales of ABT Shares shall be by means of "in-the-market" transactions. "In-the-market" shall mean a sale made on the NASDAQ Stock Market through customary trading channels.

          (ii) ABT Shares sold in compliance with the Lock-Up shall have a minimum average price of $8.70 per share guaranteed by ABT (the "Guaranteed Proceeds"). Any ABT Shares not sold during the week allocated may not thereafter be sold until the Lock-Up has expired and such shares shall not be subject to the Guaranteed Proceeds. The number of shares sold in the first three months during which the Lock-Up provisions are applicable shall become the minimum number of ABT Shares that shall be sold by Sellers in each successive three month period.

          (iii) The Guaranteed Proceeds shall be calculated every three months on a cumulative basis, such that (A) any deficits in Guaranteed Proceeds shall be paid to Sellers in cash on the last business day of the month following the end of a measurement period, and (B) Seller's incremental share, as described in subsection (d) below, of any excess over Guaranteed Proceeds shall be carried forward to subsequent measurement period, and may be applied to reduce or eliminate any subsequent deficit in Guaranteed Proceeds.

          (iv) The Buyer reserves the right to waive the lock-up limitations and/or resale limitations set forth in the Lock-Up Agreement, in whole or in part.

          (v) Sellers shall forward to the Buyer all customary documentation reflecting any sale of ABT Shares within ten (10) business days of receipt by Sellers.

          (vi) Any ABT Shares upon which "covered call" options are written shall be subject to the volume limitations set forth in Section 3 (c) (i) during the Sale Period and shall be subject to the reporting requirements of Section 3(c)(v). Proceeds from the sale of "covered calls" shall not be deemed to be proceeds for purposes of Section 3(d), but in the event shares are delivered by the Sellers pursuant to the call options, the market price of such shares on the date of delivery shall constitute proceeds for purposes of Section 3(d) hereof. Sellers also agree during the Sale Period to (i) comply with all state and Federal securities laws in connection with the trading activities described in this Section 3 (c)(vi) and (ii) not effect any short sales in ABT's securities during the Sale Period or otherwise take any action which would be likely to lower the price of ABT Common Stock. In the event that Sellers purchase shares of ABT Common Stock in the market to deliver under a "covered call," such event shall not constitute a transfer or disposition under the Lock-Up.

          (vii) Any violation of the Lock-Up shall constitute an event of default under the Guaranty and all Net Proceeds above $8.70 per share shall be paid to Buyer.

     (d) Allocation of Proceeds for Sales of ABT Shares.  Sellers shall keep
         ----------------------------------------------
100% of Proceeds on sales of ABT Shares up to $14.00 per share, as described below.

          During the Sale Period, Buyer and Sellers shall share the excess amount above the Guaranteed Proceeds (but no amount below the Guaranteed Proceeds) on sales of ABT Shares according to the following table:


                                           SELLERS'
               PROCEEDS                  INCREMENTAL     BUYER'S INCREMENTAL
               $/SHARE                       SHARE              SHARE
               --------                      -----              -----

To the extent the Proceeds are $14           100%                     0%
To the extent the Proceeds are $14            50%                    50%

     (e) Non-Competition Agreement.  In addition to the purchase and sale of the
         -------------------------
Assets as described above, at the Closing, Michael T. Ramy, Sr. and David P. Ramy, Sr. shall enter into Non-Competition Agreements with the Buyer in the form annexed hereto as EXHIBITS EXHIBIT 3(e), and Buyer shall pay to Michael T. Ramy, Sr. and David P. Ramy, Sr. at the Closing an aggregate of One Million and 00/100 ($1,000,000) Dollars in cash and options described in 3(f) below to purchase 280,000 shares of Common Stock of ABT, as consideration for the non-compete provisions in such Agreements.

     (f) Stock Options.  At the Closing, Michael T. Ramy, Sr. and David P. Ramy,
         -------------
Sr. shall be granted options to purchase 280,000 shares of Common Stock of ABT in accordance with the schedule set forth in the Stock Option Agreements with ABT in the form annexed hereto as Exhibit 3(f).

     (g) Effective Date of the Sale; Tax Payment. Regardless of the Closing Date
         ---------------------------------------
but provided the Closing occurs as provided herein, the benefits of the business and operations conducted with the

Assets shall be conducted for the benefit of and be the responsibility of the Buyer, for both tax and accounting purposes, effective immediately prior to the opening of business on July 1, 1997 (the "Effective Date") with the exception of the payment of any (i) transaction costs with respect to the transactions contemplated by this Agreement paid by the Sellers on or before the Closing Date, and (ii) any bonus to Paul Curran. The parties agree, however, that the transfer of the assets to the Buyer contemplated herein will take place on the Closing Date. The parties agree that the Buyer shall (and the Sellers shall not) report the income from the operations of the business conducted with the Assets from July 1, 1997 to the Closing Date on its tax return except that any deduction or reduction in gain attributable to such transaction costs and/or bonus payment to Paul Curran (described above)shall be claimed as a deduction or reduction in gain on the return including the Sellers and shall not be claimed on the Buyer's return. Sellers agree to consult the Buyer on any material issues or contracts which relate to a period of time after the Signing Date and prior to the Closing Date. Furthermore, the Sellers agree not to enter into any new capital obligations or capital expenditures which relate to the Corporation after the Signing Date and prior to the Closing Date.

     Notwithstanding any provision herein to the contrary, if, as a result of an audit by a taxing authority, the Sellers and/or the consolidated parent company of the Sellers is required to pay income tax, interest and or/penalties (the "Tax Payment")upon the income between and including July 1, 1997 and the Closing Date to be reported by Buyer pursuant to this Section 3(g) or as a result of the Buyer (or the consolidated group including the Buyer) paying the tax on such amount, the Buyer and ABT shall have joint and several liability to reimburse the Sellers and/or the consolidated parent company of the Sellers for the Tax Payment. The Buyer and/or ABT shall pay the Sellers within fifteen (15) days after the Sellers provide Buyer with documentation of the payment of such Tax Payment.

     Notwithstanding any provision herein to the contrary, if, as a result of an audit by a taxing authority, the Sellers and/or the consolidated parent company of the Sellers is entitled to a tax benefit or refund (the "Tax Refund") upon the income between July 1, 1997 and the Closing Date, to be reported by Buyer pursuant to this Section 3(g) or as a result of the Buyer (or the consolidated group including the Buyer) paying the tax on such amount, the Sellers and/or the consolidated parent company of the Sellers, shall promptly reimburse the Buyer and ABT to the extent of such Tax Refund.

     Buyer and ABT will reimburse the Seller and/or the consolidated parent company of the Seller as aforesaid, provided that (i) Buyer and ABT are entitled to participate with Sellers in any audit or other review and (ii) Buyer and ABT are entitled to contest or defend against such Tax Payment at their own expense and involve counsel of their own choosing.

     SECTION 4.      EXCLUDED ASSETS.  The Sellers shall retain ownership of all
                     ---------------
of the assets of the Business, except for those assets transferred to the Buyer pursuant to this Agreement, including, but not limited to, the corporate records (but not the business records) of the Business, and those assets more specifically listed on Schedule 4(a) attached hereto (the "Excluded Assets").

     SECTION 5.      NON-ASSUMPTION OF LIABILITIES.  It is understood and agreed
                     -----------------------------
by the parties hereto that the Assets will be sold, conveyed, transferred and assigned to the Buyer at the Closing free and clear of all liens, charges and encumbrances whatsoever, and it is further understood and agreed by the parties hereto that the Buyer does not assume, accept or undertake any obligations, commitments, duties, debts or liabilities of any kind whatsoever (the "Obligations"), except for the Assumed Liabilities assumed by the Buyer pursuant to this Agreement as listed in Schedule 1(r) and Schedule 1(r-1) attached hereto.

     SECTION 6.      CLOSING.  The closing of the sale and purchase of the
                     -------
Assets provided for in Sections 1 and 2 of this Agreement (the "Closing") shall take place at the offices of Gray, Plant, Mooty, Mooty and Bennett, P.A., Minneaopolis, Minnesota, on the 22nd day of October 1997, or such other time and place as the parties may agree. The day on which the Closing occurs is sometimes hereinafter referred to as the "Closing Date."

     SECTION 7. REPRESENTATIONS AND WARRANTIES OF THE SELLERS.  The Sellers
                ---------------------------------------------
warrant and represent to the Buyer and ABT as follows:

     (a) Title.  Except as set forth in Schedule 7(a) of this Agreement, each of
         -----
the Sellers owns, and at the Closing shall have, good, valid and marketable title to the Assets and full right to transfer title to the Assets free and clear of all liens, mortgages, charges, liabilities, claims, security interests or encumbrances of every type whatsoever, except the Assumed Liabilities, statutory liens, liabilities created by Buyer, and Sellers' mortgage and security interest provided for herein.

          Except as set forth in Schedule 7(a) of this Agreement, the sale, conveyance, transfer and delivery of the Assets by the Sellers to the Buyer pursuant to this Agreement will transfer full legal and equitable right, title and interest in the Assets to the Buyer, free and clear of all liens, mortgages, charges, claims, liabilities, security interests and encumbrances of any nature whatsoever, except the Assumed Liabilities, statutory liens, liabilities created by Buyer, and Sellers' mortgage and security interest provided for herein.

          Except as set forth in Schedule 7(a) of this Agreement, the sale, conveyance, transfer and delivery of the Assets by each of the Sellers, to the Buyer pursuant to this Agreement will transfer full legal and equitable right, title and interest in the Assets to the Buyer, free and clear of all liens, mortgages, charges, claims, liabilities, security interests and encumbrances of any nature whatsoever, except the Assumed Liabilities, statutory liens, liabilities created by Buyer, and Sellers' mortgage and security interest provided for herein.

     (b) Capacity; Organization; Standing.  Each of the Sellers has full
         --------------------------------
capacity to enter into and perform under this Agreement, and all other agreements to be entered into in connection with the transactions contemplated hereby, (the "Other Agreements") and to consummate such transactions; and no other consent or joinder of any other persons or corporations is required. This Agreement has been, and each of the Other Agreements executed by the Sellers hereunder will at the Closing, be duly authorized, executed and delivered by the Sellers. This Agreement constitutes, and each of the Other Agreements executed by the Sellers will constitute, the legal, valid and binding obligations of the Sellers enforceable in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights generally or by general equitable principles. To each of Seller's knowledge, the corporate formalities with respect to the each of Sellers has been fully maintained and respected. Each of the Sellers is duly organized, validly existing and in good standing under the laws of the State of Wisconsin. Each of the Sellers has full corporate power and authority to conduct its business as it is now being conducted and is duly qualified to do business in each jurisdiction where the nature of the property owned or leased, or the nature of the business conducted by the Sellers requires such qualification. Each of the Sellers has all necessary licenses and authority to operate its business as now being conducted in the States of Wisconsin, Minnesota and Iowa.

     (c) Legal Proceedings; Claims.  Except as set forth in SCHEDULE 7(c) of
         -------------------------
this Agreement, neither Seller is a party to any pending litigation, arbitration or administrative proceeding or investigation, with respect to or relating to the Assets or the Business and, to the Sellers' best knowledge and belief, no litigation, arbitration or administrative proceeding or investigation that would have a material adverse effect on the Assets or the Business is threatened. Except as set forth in SCHEDULE 7(c) of this Agreement, there are no warranty or other claims relating to any products sold by the Sellers.

     (d) Trade Names and Trademarks, etc.  With respect to the Business, the
         -------------------------------
Sellers own or have the right to use the trade names, and trademarks set forth on SCHEDULE 7(d). The Sellers have not granted, and will not grant prior to the Closing, licenses or other rights to use such trade names, trademarks and PVPA Certificates. Except as disclosed in SCHEDULE 7(d), no other trade names or trademarks are owned or used by the Sellers in relation to the Business. To the Sellers' best knowledge and belief, the operation of the Business does not infringe on the trade names, trademarks or any other intellectual property rights of any third party. No claim has been made that there is any such infringement. To the Sellers' best knowledge and belief, no trade name or trademarks of any person infringes the trade names or trademarks which relate to the Business.

     (e) Patents, etc.  The Sellers own the inventions, letters patent,
         ------------
applications for letters patent and patent license rights, inventions, processes, designs, formulas, trade secrets, Plant Variety Protection Act ("PVPA") Certificates, know-how and other industrial property rights (collectively "Patents") necessary for the conduct of the Business, specified as belonging to it in SCHEDULE 7(e). The Patents have been duly issued and have not been canceled, abandoned or otherwise terminated. The Sellers are not in default under any of the licenses or agreements.

     (f) Description of Material Contracts.  SCHEDULE 7(f) contains a complete
         ---------------------------------
and correct list as of the date hereof of all agreements, contracts and commitments, obligations and understandings which are not set forth in any other Schedule delivered hereunder, of the following types, written or oral (the "Material Agreements") which relate to the Business and to which the Sellers are a party or by which they or any of their properties are bound, as of the date hereof: (a) mortgages, indentures, security agreements and other agreements and instruments relating to the borrowing of money or extension of credit; (b) employment and consulting agreements with annual compensation in excess of $40,000; (c) collective bargaining agreements; (d) bonus and incentive, profit-sharing, compensation, stock purchase and stock option, pension, retirement, deferred compensation, hospitalization and other life, health or disability insurance, holiday, sick leave, severance, vacation, tuition reimbursement, personal loan and product purchase discount, policy manuals, or other plans, agreements, trusts, funds or arrangements for the benefit of employees (whether or not legally binding); (e) sales agency, manufacturer's representative or distributorship agreements; (f) agreements, orders or commitments for the purchase by the Sellers of materials, supplies or finished products exceeding $5,000 in the aggregate from any one person; (g) agreements, orders or commitments for the sale of products or services exceeding $5,000; (h) agreements or commitments for capital expenditures in excess of $5,000 for any single project (it being warranted that the commitment for all undisclosed contracts for such agreements or commitments does not exceed $5,000 in the aggregate); (i) agreements relating to research; (j) agreements relating to PVPA Certificates or licenses or other rights to use PVPA Certificates; (k) agreements relating to the payment of royalties; (l) seed purchase contracts or other contracts with growers; (m) brokerage or finder's agreements; (n) joint venture agreements; and (o) other agreements, contracts and commitments which individually or in the aggregate for any one party involve any expenditure by the Sellers of more than $5,000. All of the Material Agreements constitute valid and legally binding obligations of the parties thereto, enforceable in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights generally or by general equitable principles, are in full force and effect and, except as otherwise specified in Schedule 7(f), are validly assignable to the Buyer without the consent of any party so that, after the assignment thereof to the Buyer pursuant hereto, the Buyer will be entitled to the full benefits thereof. There is not under any Material Agreement any existing default, or event which, after notice or lapse of time, or both, would constitute a default or result in a right to accelerate or loss of rights under any Material Agreement and none of such Material Agreements is materially adverse to the Assets or the Business. The Sellers have not received any notice of termination of any Material Agreement. True and complete copies of all of the Material Agreements have been delivered to the Buyer.

     No agreement, contract, commitment, obligation or undertaking listed on
Schedule 7(f) to which the Sellers are a party or by which any of their properties are bound, except as specifically set forth in Schedule 7(f), contains any provision which materially adversely affects or in the future may (so far as the Sellers can now foresee) materially adversely affect the Assets.

     (g) Default; Violations or Restrictions.  Neither Seller is in default
         -----------------------------------
under, nor has any event occurred which, with the lapse of time or action by a third party, could result in a default under any outstanding note, indenture, mortgage, contract or agreement to which it is bound, relating to the Assets. Except as declared in Schedule 7(g), the execution, delivery and performance of this Agreement and of any agreement to be executed and delivered by the Sellers pursuant hereto, and the consummation of any of the transactions contemplated hereby or thereby will not (or with the giving of notice or the lapse of time or both would) violate any provision of or result in the breach of, modification of, acceleration of the maturity of obligations under, or constitute a default, or give rise to any right of termination, cancellation or acceleration or otherwise be in conflict with or result in a loss of contractual benefits to the Sellers, as such relates to the Assets, under any law, order, writ, injunction, decree, statute, rule or regulation of any court, governmental agency or arbitration tribunal or any of the terms, conditions or provisions of any material contract, lease, note, bond, mortgage, deed of trust, indenture, license, security agreement, agreement or other instrument or obligation by which a Seller is a party or by which it may be bound, or require any consent, approval or notice under the laws of any such document or instrument; or result in the creation or imposition of any lien, claim, restriction, charge or encumbrance upon the Assets.

     (h) Court Orders and Decrees.  Except as set forth on SCHEDULE 7(h), the
         ------------------------
officers of the Sellers have not received written or oral notice that there is outstanding, pending, or threatened any order, writ, injunction or decree of any court, governmental agency or arbitration tribunal against or affecting the Assets.

     (i) Approvals and Authorizations.  The Sellers have obtained all necessary
         ----------------------------
consents, approvals or authorizations in connection with the transactions contemplated hereby, which are required by law or otherwise in order to make this Agreement binding upon the Sellers. The Sellers have obtained all consents, approvals or authorizations except for those consents, approvals or authorizations which individually or in the aggregate would not have a materially adverse effect on the Assets or the Business.

     (j) Governmental Licenses.  SCHEDULE 7(j) attached hereto contains a
         ---------------------
correct and complete list of all governmental and administrative consents, permits, appointments, approvals, licenses, certificates and franchises which are required in connection with the Sellers' execution, delivery or performance of this Agreement, all of which have been obtained and are in full force and effect. Neither Seller has received any notice of any violation with respect to any such consents, permits, licenses or other regulatory orders and which remain unabated. Except as set forth on SCHEDULE 7(j), the Sellers are in compliance with all Laws and Environmental Laws material to the Business, their properties or operation as presently conducted.

     (k)  Hazardous Material and Nuisance.  Except as disclosed on SCHEDULE 7(k)
          -------------------------------
attached hereto, there are no known claims or potential claims of which Sellers are aware on the Closing Date which may exist against the Sellers relating to the Business and/or the Assets, for, with respect to, or as direct or indirect result of, the presence on or under, or the escape, seepage, leakage, spillage, discharge, or emission discharging, from the real property of the Sellers of any "Hazardous Material," including, without limitation, any losses, liabilities, damages, injuries, costs, expenses, reasonable fees of counsel or claims asserted or arising under the Comprehensive Environmental Response, Compensation and Liabilities Act ("CERCLA"), any so-called "Super Fund" or "Super Lien" law or any other applicable federal, state or local statute, law, ordinance, code, rule, regulation, order or decree in effect, regulating, relating to or imposing liability or standards of conduct concerning any Hazardous Material.

     (l) Employee Benefit Plans.  Except as disclosed on SCHEDULE 7(l) attached
         ----------------------
hereto, there is not now nor, since the Sellers have owned the Business, has there ever been any "Employee Benefit Plan" (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), or any other profit sharing, deferred compensation, bonus, stock option, stock purchase, pension or other compensation plan, or any other plan or arrangement to benefit employees maintained or contributed to by the Sellers or any person, firm or corporation (an "Affiliate") which are members of a "controlled group of corporations" (within the meaning of Section 414(b) of the Code, except that 50% will be substituted for 80% in Section 1563(a) of the Code) with the Sellers and in which any of the employees of the Sellers or any Affiliate participates or is eligible to participate. No funding deficiency exists or has existed with respect to any Employee Benefit Plan covering any present or former employee of the Sellers or any Affiliate which may cause or result in a lien upon any of the Assets.

     (m) Absence of Certain Business Practices.  Neither the Sellers, nor to
         -------------------------------------
their best knowledge and belief, has any of their respective officers, employees or agents acting on their behalf, nor any other person acting on their behalf, has, directly or indirectly, within the past three (3) years given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other person who is or may be in a position to help or hinder the Business (or assist the Sellers in connection with any actual or proposed transaction) which (i) might subject the Sellers to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (ii) if not given in the past might have had an adverse effect on the assets, business or operation of the Business, or (iii) if not continued in the future, might adversely affect the Assets, the Business or its operations or prospects, or which might subject the Sellers to suit or penalty in any private or governmental litigation or proceeding.

     (n) Brokers.  The Sellers have not entered into and will not enter into any
         -------
agreement, arrangement or understanding with any person or firm which will result in an obligation of the Buyer or ABT to pay any finder's fee, brokerage commission, or similar payment in connection with the transactions contemplated by this Agreement.

     (o) Financial Statements.  The Sellers have delivered to the Buyer during
         --------------------
the process of the Buyer's due diligence investigation copies of all financial statements requested by the Buyer (hereinafter collectively called the "Financial Statements") and which are attached hereto as
EXHIBIT 7(o). The audited Financial Statements were prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), and each fairly presents in all material respects the consolidated financial position of the Sellers as at the respective dates thereof and the consolidated results of Sellers' operations and cash flows and stockholders equity for the periods indicated. Unaudited interim financial statements are subject to normal and recurring year-end adjustments.

     (p) Absence of Undisclosed Liabilities and Conditions. Except as and to the
         -------------------------------------------------
extent reflected or reserved against on the face of the Financial Statements, or as set forth on SCHEDULE 7(p) attached hereto, as of the Closing Date, the Business had no debts, liabilities or obligations (whether due or to become due, absolute, accrued, contingent or otherwise) of any nature whatsoever, including, without limitation, any foreign or domestic tax liabilities or deferred tax liabilities incurred in respect of or measured by the Business' income, or its period prior to the Closing or any other debts, liabilities or obligations relating to or arising out of any act, transaction, circumstance or state of facts which occurred or existed on or before the Closing Date, whether or not then known, due or payable. The Financial Statements do not include any assets or liabilities of any entity other than the Sellers nor any expense of any entity other than the Sellers.

     The Sellers do not know of any currently existing facts that materially adversely affect or are likely in the future to materially adversely affect the Assets.

     (q) Compliance With Laws.  Except as disclosed on SCHEDULE 7(q), the
         --------------------
operations and activities of the Business concerning the Assets have previously and continue to comply in all respects with all applicable Federal, state and local laws, statutes, codes, ordinances, rules, regulations, permits, judgments, orders, writs, awards, decrees or injunctions (collectively, the "Laws"), as in effect on or before the date of this Agreement, including, without limitation, all Laws relating to seed labeling and all rules and regulations of the Occupational Safety and Health Administration. Neither the ownership nor use of the Assets nor the conduct of the Business as presently conducted conflicts with the rights of any other person, firm or corporation or violates, or with or without the giving of notice or the passage of time, or both, will violate, conflict with or result in a default, right to accelerate or loss of rights under, any terms or provisions of the Sellers' Certificates of Incorporation or Bylaws as presently in effect, or any lien, encumbrance, mortgage, deed of trust, lease, license, agreement, understanding (hereinafter collectively referred to as "Liens"), or Laws to which either Seller is a party or by which it or the Assets may be bound or affected. Neither Seller has received notice of communication from any third party asserting a failure to comply with any Laws, nor has either Seller received any notice that any authority or third party intends to seek enforcement against it to compel compliance with any such Laws.

     (r) Taxes.  As of the Closing Date, all taxes, including, without
         -----
limitation, income, property, sales, use, franchise, added value, employees' income withholding and social security taxes, imposed by any governmental entity whatsoever, which are due or payable by the Sellers in connection with the Business, and all interest and penalties thereon, have been paid in full, all tax returns required to be filed in connection therewith have been timely filed and all deposits required by law to be made by the Sellers with respect to employee's withholding taxes have been duly made. Neither Seller has been delinquent in the payment of any tax, assessment or governmental charge or deposit and, to its best knowledge, has no tax deficiency or claim outstanding, proposed or assessed against it. Except for amounts accrued, but not payable as of the Effective Date, (i) neither Seller is liable for the payment of any taxes relating to the Assets or the operation of the Business, and (ii) the Buyer shall have no liability for any taxes related to the ownership or operation of the Assets or the Business prior to the Effective Date. Neither Seller knows of any tax deficiency or claim outstanding, proposed, or assessed against it with respect to any taxes, including, without limitation, income, property, sales, use, franchise, valued-added, employees' income withholding, and social security taxes imposed by the United States or by an foreign country or by any state, municipality, subdivision, or instrumentality of the United States or of any foreign country, or by any other taxing authority that could have a material effect on the Buyer, the Assets, or the Business, or result in the imposition of a tax lien upon any of the Assets.

     (s) Absence of Changes or Events.  Without limiting the foregoing, since
         ----------------------------
the Balance Sheet Date and through the Signing

Date, there has been no material adverse change in the Business. Except as set forth in SCHEDULE 7(r) attached hereto, since the Balance Sheet Date, the Sellers have conducted their business only in the ordinary course and have not:

               [i] Incurred any obligation or liability, except current liabilities for trade or business obligations incurred in the ordinary course of business and consistent with its prior practice, none of which liabilities materially and adversely affects the Assets or the Business;

               [ii] Mortgaged, pledged or subjected to lien, charge, security interest or any other encumbrance or restriction on any of the Assets;

               [iii] Except for the sale of Inventory, in the ordinary course of business, sold, transferred, leased to others or otherwise disposed of any of the Assets;

               [iv] Received any notice of termination of any agreement or suffered any damage, destruction or loss which has had or, with the passage of time, could have a materially adverse effect on the Assets or the Business;

               [v] Made any change in their pricing, advertising or personnel practices inconsistent with their prior practice and prudent business practices prevailing in the industry;

               [vi] Suffered any change, event or condition which, has had or may have a materially adverse effect on the Assets, the Business or the operations or prospects thereof;

               [vii] Entered into any transaction, contract or commitment other than in the ordinary course of business which had a material adverse effect on the Assets or the Business; or

               [viii] Instituted, settled or agreed to settle any litigation, action or proceeding before any court or governmental body relating to the Sellers, the Assets or the Business.

  (t) (i) Accounts Receivable.  The Accounts Receivable of the Sellers are valid
          -------------------
      subsisting claims for the aggregate amounts thereof reflected in the Financial Statements net of the reserves or allowances for doubtful receivables reflected in the Financial Statements or thereafter in the Seller's books and records uniformly maintained in accordance with the Financial Statements, accounted for in accordance with generally accepted accounting principles.

      (ii)  Inventory.  The Inventory of the Sellers (a) has been purchased in
            ---------
      the ordinary course of business, (b) has been fully paid for unless otherwise reflected in the Financial Statements, and (c) is marketable or adequate provision for obsolescence has been provided.

  (u) Labor Relations.  The Sellers, in connection with the Business, are not
      ---------------
(i) a party to any collective bargaining agreement relating to any of the employees and have not recognized and are not required to recognize and have not received a demand for recognition by any collective bargaining representative,
(ii) a party to any contract with and had no liability to, any of their employees, agents, consultants, officers, sales representatives, distributors or dealers that is not cancelable by the Sellers without penalty on not more than thirty (30) days' notice, except as set forth on SCHEDULE 7(t) attached hereto,
(iii) subject to any strike or work stoppage in effect or threatened against the Business nor has any strike or work stoppage been organized by any order, writ, injunction or decree of any court or federal, state, municipal or other governmental agency or instrumentality.

  (v) Customer Lists.  All agreements, arrangements or commitments with or
      --------------
respecting any customer of the Sellers to which either Seller is a party or is bound have been described in SCHEDULE 1(n) and SCHEDULE 1 (n-1) attached hereto, except for those not involving a consideration of at least $1000 per annum.

  (w) Books and Records.  The books and records of the Corporation are, in all
      -----------------
material respects, complete and correct and have been maintained in accordance with good business practice.

  (x) Insurance.  SCHEDULE 4(x) contains a correct and complete description of
      ---------
all policies of insurance by or on behalf of the Sellers in which the Sellers are named as an insured party, beneficiary or loss payable payee. Since June 30, 1997, the Sellers have at all times prior to the date hereof maintained and will at all times prior to the Closing Date maintain such insurance coverage. There is no default notice of cancellation or non-renewal with respect to any material provision contained in any such policy. SCHEDULE 4(x) contains a correct and complete description of all outstanding insurance claims in excess of $5,000 made by or against the Sellers for damage to or loss of property or income which have been referred to insurers or which the Sellers believe to be covered by commercial insurance.

  (y) Right's of Third Parties.  Other than as disclosed in SCHEDULE 4(y), or
      ------------------------
specifically provided for in this Agreement, the Sellers have not entered into any leases, licenses, easements or other agreements, recorded or unrecorded, granting rights to third parties in any real or personal property of the Sellers, and no person or other corporation has any right to possession, use or occupancy of any of the property of the Sellers.

  (z) Relationships with Vendors and Customers.  The Sellers  have no knowledge
      ----------------------------------------
of any present conditions or state of facts or circumstances which would materially adversely affect the Business after the Closing Date. The Sellers' relationships with their customers, clients and vendors are satisfactory, and the Sellers have no knowledge of any facts or circumstances which might materially alter, negate, impair or in any way materially adversely affect the continuity of any such relationships. The Sellers have no knowledge of any material outstanding claims of any of its customers or clients presently outstanding, pending or threatened against them. The Sellers have no knowledge of any present condition or state of facts or circumstances which would prevent the Business from being carried on by the Buyer after the Closing Date in essentially the same manner as it is presently being carried on.

  (aa) Schedules.  The Sellers have delivered to the Buyer complete and correct
       ---------
schedules, in form and substance reasonably acceptable to the Buyer, as of the Signing Date, and complete and correct copies of the documents and other material from which such schedules were compiled.

  SECTION 8.      REPRESENTATIONS AND WARRANTIES OF THE BUYER AND ABT.  Each of
                  ---------------------------------------------------
the Buyer and ABT, jointly and severally, warrants and represents to the Sellers as follows:

  (a) Capacity.  The Buyer and ABT have full right, power and capacity to
      --------
execute, deliver and perform their respective obligations under this Agreement and the other documents required to be executed by the Buyer or ABT in connection herewith and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement will not, constitute a breach of any term or provision of the certificate of incorporation or by-laws of the Buyer or ABT or constitute a default under any material law, rule, regulation, indenture, instrument, mortgage, deed of trust, or other agreement or instrument to which the Buyer or ABT is a party or by which they are bound.

  (b)  Organization.
       ------------
       (i) The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, and the Buyer has corporate power and authority to carry on its business as now conducted and to own, lease or operate the properties and assets now used by it in connection therewith.

       (ii) ABT is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, and ABT has corporate power and authority to carry on its business as now conducted and to own, lease or operate the properties and assets now used by it in connection therewith. ABT is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties make such qualification necessary. All of the ABT Shares are validly issued, fully paid and nonassessable.

       (iii)The resale of the ABT shares has been duly registered with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the Securities Act"), on Form S-3, which Registration Statement was declared effective by the SEC on August 14, 1997, and may be freely offered and sold, subject to the provisions of the Lock-Up. The shares of Common Stock of ABT underlying the options described in the Section 3(f) hereof have been registered with the SEC on Form S-8, which Registration Statement was declared effective by the SEC on July 24,1997. ABT shall use its best efforts to maintain the effectiveness of such Form S-8.

  (c) Consents and Approvals.  No governmental license, permit or authorization,
      ----------------------
and no registration or filing with any court, governmental authority or regulatory agency, is required in connection with the Buyer's and ABT's execution, delivery or performance of this Agreement. The Buyer and ABT shall execute, deliver and perform its obligations under this Agreement and no consent or other approval or any other party is required to be obtained by the Buyer or ABT in connection with the transactions contemplated hereby.

  (d) Legal Proceedings.  Neither ABT nor the Buyer is a party to or affected by
      -----------------
any pending litigation, arbitration or any governmental proceeding or investigation that would in any manner affect its entering into this Agreement or performing the transactions contemplated hereby or that might result in any material and adverse change in the financial condition, business or properties of the Buyer or ABT and to the best of their respective knowledge no such litigation, arbitration, proceeding or investigation is threatened.

  (e) Binding Obligation.  This Agreement, and any other agreement required to
      ------------------
be delivered by the Buyer or ABT pursuant to this Agreement, has been duly executed and delivered by the Buyer and ABT and constitutes the legal, valid and binding obligation of the Buyer and ABT, enforceable against the Buyer and ABT in accordance with its terms, except to the extent that such enforceability may be limited by general principles of equity or bankruptcy, insolvency and other similar laws affecting the enforcement of creditors' rights generally. All action of the Board of Directors of the Buyer and ABT and all other corporate action necessary to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby has been duly and validly taken.

  (f) Brokers; Finders.  No agent, broker, investment banker, person or firm
      ----------------
acting on behalf of the Buyer or ABT or any firm or corporation affiliated with the Buyer or ABT or under their authority is or will be entitled to any brokers' or finders' fee or any other commission or similar fee directly or indirectly from the Sellers or any entity affiliated with the Sellers in connection with any of the transactions contemplated hereby.

   SECTION 9.  Survival of Representations and Warranties; Indemnification.
               -----------------------------------------------------------

  (a)  Survival of Representations and Warranties.  All representations and
       ------------------------------------------
warranties made by the Sellers or the Buyer and ABT in this Agreement, including, without limitation, all representations and warranties made in any Exhibit or Schedule hereto or certificate delivered hereunder, shall survive the Closing until and through the later of the second anniversary of the Closing Date or the date set forth in this Agreement (the "Survival Date") provided, however, that all representations and warranties made by the Sellers in Sections 7(k), 7(l) and 7(q) and 7(r) hereof shall survive the Closing until and through one (1) year after the expiration of the applicable statute of limitations (the "Extended Survival Date").

  (b) Indemnification by Sellers.  The Sellers hereby agree to indemnify, defend
      --------------------------
and hold harmless the Buyer and ABT from and against all liabilities, losses, costs or damages whatsoever (including expenses and reasonable fees of legal counsel) (collectively, "Damages"), arising out of or from or are based upon (i) the inaccuracy in any material respect of any representation or warranty contained in Section 7 made by the Sellers; (ii) the non-performance by the Sellers in any material respect of any covenant, agreement or obligation to be performed by the Sellers under this Agreement; (iii) the non-compliance of the provisions of any applicable bulk transfer laws in connection with the sale of the Assets to the Buyer; (iv) any liability relating to the Business prior to the Signing Date other than the Assumed Liabilities set forth on SCHEDULE 1(r) and SCHEDULE 1(r-1); (v) the legal proceedings set forth on SCHEDULE 7(c); (vi) any potential environmental claims set forth on SCHEDULE 7(j); (vii) the Employee Benefit Plans set forth on SCHEDULE 7(k); and (viii) any liability relating to the Sellers' termination of employees of the Business.

  (c) Indemnification by Buyer.  The Buyer hereby agrees to indemnify, defend
      ------------------------
and hold harmless the Sellers from and against all Damages arising out of or from or are based upon (i) the inaccuracy in any material respect of any representation or warranty contained in Section 8 made by the Buyer; (ii) the non-performance by the Buyer in any material respect of any covenant, agreement or obligation to be performed by the Buyer under this Agreement; (iii) the Assumed Liabilities set forth on Schedule 1(r) and Schedule 1(r-1); and (iv) any liabilities arising out of the operations of the Business by Buyer after the Closing Date.

  (d)  Defense of Claims.   Whenever any claim shall arise for indemnification
       ------------------
hereunder, the party entitled to indemnification hereunder (the "Indemnitee") shall notify the indemnifying party (the "Indemnitor") in writing within 30 days after the Indemnitee has actual knowledge of the facts constituting the basis for such claim (the "Notice of Claim"). The Notice of Claim shall specify all facts known to the Indemnitee giving rise to such indemnification claim and the amount or an estimate of the amount of the liability arising therefrom.

  If the facts giving rise to any such indemnification shall involve any actual, threatened or possible claim or demand by any person against the Indemnitee, the Indemnitor shall be entitled (without prejudice to the right of the Indemnitee to participate at its expense through co-counsel of its own choosing) to contest or defend such claim at its expense and through counsel of its own choosing if the Indemnitor gives written notice of its intention to do so to the Indemnitee within 10 days after receipt of the Notice of Claim; provided that Indemnitor diligently prosecutes or defends such claim.

       The Indemnitee shall not settle any claim which would give rise to liability on the part of the Indemnitor under the indemnity contained in this Section without the written consent of the Indemnitor, which consent shall not unreasonably be withheld. If a firm offer is made to settle a claim or litigation defended by the Indemnitee and the Indemnitor refuses to accept such offer within 20 days after receipt of written notice from the Indemnitee of the terms of such offer, then, in such event, the Indemnitee shall continue to contest or defend such claim and shall be indemnified pursuant to the terms hereof. Provided, however, that in the event the Indemnitor refuses to accept such offer to settle a claim as described above and the Indemnitee continues to contest or defend such claim, the indemnification provided for herein shall be deemed to include the value of management's time spent in connection with the defense of such claim. If a firm offer is made to settle a claim or litigation and the Indemnitor notifies the Indemnitee in writing that the Indemnitor desires to accept and agree to such settlement, but the Indemnitee elects not to accept or agree to it, the Indemnitee may continue to contest or defend such claim or litigation and, in such event, the total maximum liability of the Indemnitor to indemnify or otherwise reimburse the Indemnitee hereunder with respect to such claim or litigation shall be limited to and shall not exceed the amount of such settlement offer, plus reasonable out-of-pocket costs and expenses (including reasonable attorneys' fees and disbursements) to the date of notice that the Indemnitor desires to accept such settlement.

  Notwithstanding any provision of this Agreement to the contrary, no claim for indemnification pursuant to this Section 9 by the Indemnitee shall be asserted or claimed except to the extent of damages exceeding, in the aggregate, the sum of $25,000. Notwithstanding any provision of this Agreement to the contrary, in no event shall an indemnitee be indemnified in an amount greater than the Purchase Price reduced by amounts paid by the Sellers to Paul Curran as reflected in Section 12(m) hereof.

  SECTION 10.     COVENANTS OF THE SELLERS.  The Sellers hereby covenant and
                  ------------------------
agree:

  (a) Further Assurances.  The Sellers hereby agree that from time to time at
      ------------------
the reasonable request of the Buyer or ABT, and without further consideration, to execute and deliver such additional instruments and to take such other action as the Buyer or ABT may reasonably require to convey, assign, transfer and deliver the Assets and otherwise to carry out the terms of this Agreement.

  (b) Access to Information; Confidentiality.
      --------------------------------------
       (i) Subsequent to the date if hereof and prior to the Closing Date, the Sellers will continue to give to the Buyer, ABT, their counsel, accountants, and other representatives, full and free access to all properties, books, contracts, commitments and records of the Sellers relating to the Assets so that the Buyer and ABT may have full opportunity to make such investigation as it shall desire. No information or knowledge obtained either independently or as a result of investigation of the Sellers shall diminish or otherwise affect the representations and warranties of the Sellers.

       (ii) From and after the date of this Agreement until the Closing or the termination of this Agreement, the Sellers and their representatives will maintain the confidentiality of all documents and information of a confidential nature disclosed to the other party in the course of their negotiations and the Buyer's and ABT's due diligence review and will in no event use any confidential information for any purpose other than for the evaluation of the transactions contemplated herein and the financing of this transaction and in the event of termination of this Agreement will destroy all copies of documentation which each party may have delivered to the other party and will not use any confidential information from the Buyer or ABT for their own benefit.

  (c) Closing Documents.  The Sellers shall execute and deliver all instruments
      -----------------
and documents required under Section 11 as a condition precedent to the Closing under Section 11 hereof and take all action required to carry out the terms of this Agreement and to consummate the transactions contemplated hereby.

  (d) Conduct of Business.  From the date of this Agreement to the Closing Date,
      -------------------
except as expressly disclosed in the Schedules to this Agreement, each Seller shall conduct its operations as engaged in at the date of this Agreement according to its ordinary course of business, shall maintain its records and books of account in a manner that fairly and currently reflects its financial condition and results of operations and shall not engage in any transactions other than as contemplated by this Agreement.

  SECTION 11.     COVENANTS OF THE BUYER AND ABT.  The Buyer and ABT hereby
                  ------------------------------
covenant and warrant as follows:

  (a) Noninterference.  The Buyer and ABT shall not take or omit to take any
      ---------------
action that (i) if taken or omitted on or before the date of this Agreement, would make untrue any of the representations and warranties contained in Section 8 of this Agreement, or (ii) would interfere with the Buyer's or ABT's ability to perform or would prevent performance of any of its obligations under this Agreement or any of the other agreements or instruments provided for herein.

  (b) Closing Documents.  The Buyer and ABT shall execute and deliver all
      -----------------
instruments and documents required under Section 13 as a condition precedent to the Closing hereof and take all action required to carry out the terms of this Agreement and to consummate the transactions contemplated hereby.

  (c) Confidentiality.  From and after the date of this Agreement until the
      ---------------
Closing or the termination of this Agreement, the Buyer and ABT and their respective employees and representatives will maintain the confidentiality of all documents and information of a confidential nature disclosed to the other party in the course of their negotiations and the Buyer's and ABT's due diligence review and will in no event use any confidential information for any purpose other than for the evaluation of the transactions contemplated herein and the financing of this transaction and in the event of termination of this Agreement will destroy all copies of documentation which each party may have delivered to the other party and will not use any confidential information from the Sellers or the Corporation for their own benefit.

  (d) Employees.  The Buyer intends to hire all of the Sellers' employees
      ---------
subject to such employees complying with cutomary ABT employee practices. The Buyer will facilitate the transfer of such employees to the Buyer's standard benefit plans, subject to the eligibility requirements contained therein. The Buyer shall deem for all such employees the period of employment with the Sellers to be employment with the Buyer for benefit plan eligibility and vesting purposes if such employees comply with customary ABT employee practices.

  SECTION 12.     CONDITIONS PRECEDENT TO THE BUYER'S AND ABT'S OBLIGATIONS.
                  ---------------------------------------------------------
The obligations of the Buyer and ABT under this Agreement are subject to the following conditions (any of which may be waived in writing in whole or in part by the Buyer or ABT, as applicable):

  (a) There shall not have been any material breach of the representations, warranties, covenants and agreements of the Sellers contained in this Agreement or the Schedules hereto subject to the terms and conditions of Section 9(a) of this Agreement, and all such representations and warranties shall be true at all times on or before the Closing as if given at such times, except to the extent that any such representation or warranty is expressly stated to be true as of some other time.

  (b) The Sellers shall have performed and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed or complied with by them prior to or at the Closing Date. All documents and instruments required in connection with this Agreement shall be reasonably satisfactory in form and substance to Snow Becker Krauss P.C., counsel for the Buyer.

  (c) The Buyer shall have received a certificate dated the date of the Closing and signed by the Sellers, certifying that the conditions specified in subsections (a) and (b) above have been fulfilled.

  (d) The Buyer shall have received a certificate dated the date of the Closing and signed by the Sellers, certifying that there has been no material adverse change in the Assets since the Signing Date.

  (e) The Sellers shall have obtained and delivered to the Buyer any required consents or approvals of any other third parties whose consent is required to the transactions contemplated hereunder.

  (f) The Buyer shall have received a written opinion of counsel for the Sellers dated as of the Closing Date, in the form of Exhibit 12(f) hereto.

  (g) The Buyer shall have received a bill of sale or bills of sale and documentation and such other good and sufficient instruments of transfer and conveyance as, in the reasonable opinion of counsel to the Buyer, shall be effective to vest in the Buyer good and valid title to the Assets, as herein provided.

  (h) The Buyer shall have received the Assets sold to Buyer hereunder as described in Section 1 hereof.

  (i) The Buyer shall have received originals or certified copies, reasonably satisfactory in form and substance to the Buyer, of all such corporate documents of the Sellers as the Buyer shall reasonably require, including without limitation the following:

       (i) the Certificates of Incorporation of Ramy and LaCrosse and all amendments thereto and restatements thereof certified as of a recent date by the appropriate Secretary of State with respect to each corporation;

       (ii) the By-laws of Ramy and LaCrosse and all amendments thereto and restatements thereof certified as of the Closing Date by an officer of Ramy and LaCrosse, respectively;

       (iii)certificate of good standing of the appropriate Secretary of State, certifying as of a recent date that each of Ramy and LaCrosse is in good standing under the laws of its state of incorporation;

       (iv) Amendment to the Certificate of Incorporation for LaCrosse, executed by an authorized officer of LaCrosse, changing its name to M & D Seeds, Inc., in form suitable for filing with the Secretary of State of the State of Wisconsin;

  (j) The Buyer shall have received certified resolutions of the Sellers' Board of Directors authorizing the transactions contemplated by this Agreement.

  (k) The Buyer shall have received from Michael T. Ramy, Sr. and David P. Ramy, Sr. Non-Competition Agreements in the form of EXHIBIT 3(e) attached hereto.
Such Agreements shall be reasonably satisfactory in form and substance to counsel for the Buyer.

  (l) Paul Curran shall have entered into an Employment and Non-Competition Agreement with Buyer in the form attached as EXHIBIT 12(l).

  (m) The Buyer shall have received from Sellers (or shall receive at the Closing) evidence satisfactory to the Buyer that Sellers have paid to Paul Curran the bonus payable to him, as agreed upon by the Sellers and Paul Curran.

  (n) The Buyer shall have received at the Closing satisfactory title insurance with regard to the real property interests transferred to the Buyer.

  (o) The Buyer shall have completed its due diligence review to its satisfaction and, among other things; (i) determined that a satisfactory percentage of customers of the Sellers will continue to do business with the Buyer following the Closing; and (ii) agreed with the Sellers upon a value of all of the Assets.

  (p) The Buyer shall have received assumption and assignment agreements for each agreement requiring such agreement to be executed in order to be assigned and such other good and sufficient instruments of conveyance, assignment and transfer, in form and substance satisfactory to Buyer, as shall be effective to vest in the Buyer good and marketable to the Assets to put the Buyer in actual possession and operating control thereof and to assist the Buyer in exercising all rights with respect thereto.

  (q) All persons mutually agreed to between the Sellers and the Buyer shall have entered into employment agreements with the Buyer.

  (r) Buyer shall have received Sellers' June 30, 1997 audited financial statements.

  (s) Since the Balance Sheet Date and through the Closing Date, there shall not have occurred any material change in the Assets or the condition (financial or otherwise) of the Business, its properties or prospects.

  (t) The Buyer shall have received all contracts, customer files and business records relating to the Assets, but excluding, lists, corporate records and any other Excluded Assets.

  (u) The Buyer shall have received all documents required to be delivered to the Buyer under any other provision of this Agreement.

  (v) The Buyer shall have received Certificates of Incumbency identifying the officers and directors of the Sellers immediately before Closing.

  (w) The Buyer shall have received evidence satisfactory to the Buyer that Sellers have paid any transfer tax due in connection with transference of the deed(s) to the real property interests transferred to the Buyer.

SECTION 13.       CONDITION OF ASSETS.
                  -------------------

  (a) Except as otherwise provided herein, the Fixed Assets will be sold "as is, where is and with all faults."

  (b) Except as otherwise provided herein, Sellers make no representations or warranties with respect to the physical condition or any other aspect of the Real Property, including without limitation, the structural integrity of any improvements on the Real Property, the conformity of the improvements to any plans or specifications for the Real Property that may be provided to Buyer, the conformity of the Real Property to applicable zoning or building code requirements, the existence of soil stability, past soil repairs, nonsusceptibility to landslides, sufficiency or undershoring, sufficiency of drainage, or any other matter affecting the stability or integrity of the land or any buildings or improvements situated thereon.

  (c) It is understood and agreed that the Purchase Price has been adjusted by prior negotiation to reflect that the Fixed Assets are sold by Sellers and purchased by Buyer subject to the foregoing.

   SECTION 14.    RISK OF LOSS; DAMAGE TO OR DESTRUCTION OF ASSETS.
                  ------------------------------------------------

  Sellers assume all risks and liability for damage or injury occurring to the Assets by fire, storm, accident, or other casualty until the Closing has been consummated. If the Assets sustain major or material damage during the period from and after the date hereof and prior to the Closing caused by fire or other casualty, either Sellers or Buyer may respectively elect to terminate this Agreement by written notice to the other within fifteen (15) days after notice of such event, or at Closing, whichever is earlier. If neither Sellers nor Buyer so elects pursuant to this Section 14 to terminate its obligations under this Agreement, the Closing will take place as provided herein without abatement of the Purchase Price and will have no obligation of repair or replacement.

   SECTION 15.    CONDEMNATION OF REAL PROPERTY.
                  -----------------------------

  In the event that the entire Real Property or any material part thereof becomes the subject of a condemnation proceeding prior to Closing, Sellers agree immediately to advise Buyer thereof. In the event of such condemnation, Buyer will have the option to (1) take title in accordance with the terms and conditions of this Agreement and permit Seller to negotiate with the condemning authority and to receive the condemnation award, reducing the Purchase Price and by the amount actually received by Sellers; (2) take title in accordance with the terms and conditions of this Agreement and negotiate with the said condemning authority for the condemnation award and to receive the benefits thereof without affecting the Purchase Price; or (3) terminate this Agreement. Notice of the exercise of such option by Buyer will be in writing, delivered to Sellers at least ten (10) days prior to the Closing Date. If notice is not received in a timely manner as required by this Section 15, Buyer will be deemed to have elected to proceed in accordance with clause (2) above.

  SECTION 16. CONDITIONS PRECEDENT TO THE SELLERS' OBLIGATIONS. The obligations
              ------------------------------------------------
of the Sellers under this Agreement are subject to the following conditions (any of which may be waived in writing in whole or in part by the Sellers):

  (a) There shall not have been any material breach of the representations, warranties, covenants and agreements of the Buyer or ABT contained in this Agreement, and all such representations and warranties shall be true at all times at and before the Closing, except to the extent that any such representation or warranty is expressly stated to be true as of some other time.

  (b) The Buyer and ABT shall have performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by it. All documents and instruments required in connection with this Agreement shall be reasonably satisfactory in form and substance to Gray, Plant, Mooty, Mooty & Bennett, P.A., counsel for the Sellers.

  (c) The Sellers shall have received a certificate dated the date of the Closing and signed by the Buyer and ABT, certifying that the conditions specified in subsections (a) and (b) above have been fulfilled.

  (d) The Sellers shall have received a written opinion of counsel for the Buyer and ABT, dated as of the date of Closing, in the form of Exhibit 16(d) attached hereto.

  (e) At the Closing, the Sellers shall have received the Purchase Price as set forth in Sections 1 and 2 hereof.

  (f) The Sellers shall have received copies of the minutes and resolutions of the Board of Directors of the Buyer and ABT showing the authorization and approval by such Boards of the execution and delivery by the Buyer and ABT to the Sellers of this Agreement and the agreements and instruments provided for herein and of the performance of the obligations of the Buyer and ABT under this Agreement and such other instruments and agreements, certified as of a recent date by each Secretary or another officer of the Buyer and ABT, as the Sellers may reasonably request.

  (g) The Sellers shall have received a certificate of incumbency identifying the officers and directors of the Buyer and ABT immediately before Closing.

  (h) The Sellers shall have received an officer's certificate of the Buyer and ABT evidencing its authority to execute this Agreement and to consummate the transactions contemplated hereby.

  (i) The Sellers shall have received all documents required to be delivered to the Sellers under any other provision of this Agreement.

  (j) Buyer shall have entered into cross supplier agreements with Ramy International Ltd. and Prairie Gold Seeds, LLC.

  SECTION 17.     CONDITIONS PRECEDENT TO OBLIGATIONS OF BOTH SELLERS AND BUYER.
                  ------------------------------------------------------------
The obligations of both the Sellers and the Buyer to complete this transaction shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

  (a) No Injunctions.  No action or proceeding shall have been instituted or
      --------------
threatened by any public authority or private person prior to the Closing before any court or administrative body to restrain, enjoin or otherwise prevent the consummation of this transaction or to recover any damages or obtain other relief as a result of this transaction.

  (b) Due Diligence.  The Sellers and the Buyer shall each have been afforded
      -------------
the opportunity to complete their due diligence and conduct a review of the business and prospects of the other, and shall be reasonably satisfied as to such business and prospects.

  (c) Consents.  Any consent to the transaction considered by the Sellers or the
      --------
Buyer to be necessary or advisable under any agreement or contract, the withholding of which might have, in the judgment of the Sellers or the Buyer, a material adverse effect on the financial condition of the other party, shall have been obtained.

  (d) Corporate Proceedings.  All corporate and other proceedings in connection
      ---------------------
with the transactions contemplated by this Agreement, and all documents and instruments incident thereto, shall be reasonably satisfactory in substance and form to the Sellers and the Buyer and their counsel, and the Sellers and the Buyer and their counsel shall have received all certified resolutions of the Boards of Directors of the Sellers and the Buyer authorizing the transactions contemplated by this Agreement, and such other certificates, documents and instruments, or copies thereof, certified if requested, as may be reasonably requested.

       SECTION 18.     TERMINATION.  (a)  This Agreement may be terminated at
                       -----------
any time prior to the Closing Date:

       (i) By mutual written consent of the Sellers and the Buyer; or

       (ii) By the Buyer, if either Seller has materially breached any of its representations, warranties or covenants under this Agreement; or

       (iii) By the Sellers, if the Buyer or ABT has materially breached any of its representations, warranties or comments under this Agreement.

  (b) In the event of termination of this Agreement, Sections 10 (b)(ii), 11(c), 23, 24, 26 and 30 of this Agreement shall survive any such termination.

  SECTION 19.     BULK SALE ACT.  The Sellers and the Buyer agree to waive
                  -------------
compliance with all applicable State Bulk Sales Acts and the rules and regulations promulgated thereunder. However, the Sellers shall indemnify and hold harmless the Buyer for any losses or expenses incurred by the Buyer as a result of such waiver of compliance with such Bulk Sales Acts, as set forth in
Section 8(b) hereof.

  SECTION 20.     ORDERLY TRANSFER.  The Sellers shall, and hereby agrees to,
                  ----------------
cooperate with the Buyer in all reasonable ways, at no direct or indirect cost to the Sellers, in effecting any orderly transfer to the Buyer of the Assets to be acquired by the Buyer hereunder.

  SECTION 21.     PARTIES IN INTEREST.  This Agreement shall be binding upon and
                  -------------------
shall inure to the benefit of the parties and their successors and assigns. Nothing herein expressed or implied is intended or shall be construed to confer upon or to give any person, firm, or corporation other than the parties hereto any rights or remedies under or by reason hereof.

  SECTION 22.     ENTIRE AGREEMENT.  This instrument, including the Schedules
                  ----------------
and Exhibits hereto, contains the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and shall not be modified or affected by any offer, proposal, statement or representation, oral or written, made by or for any party in connection with the negotiation of the terms hereof. All references herein to this Agreement shall specifically include, incorporate and refer to the Schedules and Exhibits attached hereto which are hereby made a part hereof. There are no representations, promises, warranties, covenants, undertakings or assurances (express or implied) other than those expressly set forth or provided for herein and in the other documents referred to herein. This Agreement may not be modified or amended orally, but only by a writing signed by all the parties hereto.

  SECTION 23.     GOVERNING LAW; CONSENT TO JURISDICTION.  This Agreement and
                  --------------------------------------
all rights and obligations hereunder shall be governed by, and construed in accordance with, the laws of the State of Delaware, applicable to agreements made and to be performed wholly within said State, without regard to the conflicts of laws principles of such State.

  SECTION 24.     EXPENSES.  Each party hereto shall pay its own expenses and
                  --------
fees incidental to the preparation of this Agreement, the carrying out of the provisions of this Agreement and the consummation of the transactions contemplated hereby.

  SECTION 25.     ARBITRATION.  Notwithstanding any other provision in this
                  -----------
Agreement to the contrary, controversies between Buyer and Sellers shall be resolved, to the extent possible, by informal meetings and discussions in good faith between the parties. Such meetings and discussions shall, upon commencement, occur daily and for at least two hours each day.

  If a dispute between the parties cannot be resolved by informal meetings and discussions within five days after commencement thereof, either party to this Agreement may elect to exercise its right to require mediation of the dispute. During mediation, the parties agree to negotiate in good faith as to the matter submitted to mediation. In such event, the parties shall either: (i) appoint a single mediator; or (ii) if the parties cannot agree on a single mediator, each appoint one mediator, and the two mediators shall appoint a third mediator. No mediator shall be an employee, officer, Board member, consultant, supplier or customer, or otherwise affiliated with a party to this Agreement and shall be reasonably qualified to act as a mediator with respect to the negotiation of agreements similar to this Agreement. Each party shall share equally in the out-of-pocket costs for mediation; provided that the mediators shall be empowered to require one party to pay more than one-half of the expenses if the mediators determine that such party is not negotiating in good faith in the mediation process. The location of the mediation and specific procedures relating to the mediation shall be determined by the mediator(s), and each party agrees to comply with all decisions, directions, instructions and procedures made or established in good faith by the mediator(s). Any mediated resolution between the parties shall be as consistent as is practical with the existing agreements between the parties and shall not serve to modify, amend or otherwise change their respective rights and obligations under such existing agreements.

  If the parties are unable to resolve a controversy within fifteen (15) days after commencement thereof, the dispute shall be settled by binding arbitration, and a corresponding judgment may be entered in a court of competent jurisdiction. Arbitration of any dispute may be initiated by one party by sending a written demand for arbitration to the other party. This demand will specify the matter in dispute and request the appointment of an arbitration panel. The arbitration panel will consist of one arbitrator named by Buyer, one arbitrator named by Sellers and a third arbitrator named by the two arbitrators so chosen. The arbitration hearing will be conducted in accordance with the procedural rules set forth in the commercial arbitration rules of the American Arbitration Association. The situs of the arbitration will be Minneapolis, Minnesota The arbitrators shall not be empowered to award punitive or exemplary damages to either party.

  SECTION 26.     SEVERABILITY.  If any part of this Agreement is held to be
                  ------------
unenforceable or invalid under, or in conflict with, the applicable law of any jurisdiction, the unenforceable, invalid or conflicting part shall, to the extent permitted by applicable law, be narrowed or replaced, to the extent possible, with a judicial construction in such jurisdiction that effectuates the intent of the parties regarding this Agreement and such unenforceable, invalid or conflicting part. To the extent permitted by applicable law, notwithstanding the unenforceability, invalidity or conflict with applicable law of any part of this Agreement, the remaining parts shall be valid, enforceable and binding on the parties.

  SECTION 27.     NOTICES.
                  -------

  (a) All notices, requests, consents and demands by the parties hereunder shall be delivered by hand, by recognized national overnight courier or by deposit in the United States mail, postage prepaid, by registered or certified mail, return receipt requested, addressed to the party to be notified at the addresses set forth below:

            (i)  (a)  if to the Sellers:

                 Ramy Commercial Property, Inc.
                 1329 North Riverfront Drive
                 Mankato, MN 56001
                 Attention:
                 Telecopier No.:

                 LaCrosse Seed Corporation
                 1329 North Riverfront Drive
                 Mankato, MN 56001
                 Attention:
                 Telecopier No.:

            with a copy to:

            Gray, Plant, Mooty, Mooty & Bennett, P.A.
            3400 City Center
            33 South Sixth Street
            Minneapolis, MN 55402-3796

            Attention: Joseph T. Kinning, Esq.
            Telecopier No.: (612) 333-0066

            (ii) if to the Buyer to:

                 AgriBioTech, Inc.
                 2700 Sunset Road, Suite C-25
                 Las Vegas, Nevada 89120
                 Attention: Johnny R. Thomas, President
                 Telecopier No.: (702) 798-8808

            with a copy to:

                 Snow Becker Krauss P.C.
                 605 Third Avenue
                 New York, New York  10158
                 Attention: Elliot H. Lutzker, Esq.
                 Telecopier No.:  (212) 949-7052

      (b) Notices given by mail shall be deemed effective on the earlier of the date shown on the proof of receipt of such mail or, unless the recipient proves that the notice was received later or not received, three (3) days after the date of mailing thereof. Other notices shall be deemed given on the date of receipt. Any party hereto may change the address specified herein by written notice to the other parties hereto.

      SECTION 28 AMENDMENT; NON-WAIVERS.  Any provision of this Agreement may be
                 ----------------------
amended, if and only if, such amendment is written and signed by each party to this Agreement. Neither any failure nor any delay on the part of any party to this Agreement in exercising any right, power or privilege hereunder shall operate as a waiver of any rights of such party, unless such waiver is made by a writing executed by the party and delivered to the other parties hereto, nor shall a single or partial exercise of any right preclude any other or further exercise of any other right, power or privilege accorded to any party hereto.

      SECTION 29.  ASSIGNMENT.  This Agreement may not be assigned by any party
                   ----------
without the prior written consent of the other parties.

      SECTION 30.  DISCLOSURE.  From and after the date of this Agreement until
                   ----------
the Closing or the termination of this Agreement, the Sellers will not (i) solicit or encourage inquiries or proposals with respect to, or furnish any information relating to, or participate in, any negotiations or discussions concerning the sale of the Assets with anyone other than the Buyer; or (ii) unless otherwise required by law, neither party shall make any public announcement without prior approval of the language of such announcement by the other.

      SECTION 31.  MISCELLANEOUS.  Each of the parties hereto shall use its best
                   -------------
efforts to take or cause to be taken, and to cooperate with the other parties hereto to the extent necessary with respect to, all action, and to do, or cause to be done, consistent with applicable law, all things necessary, proper or advisable to reach agreement regarding allocation of the Purchase Price within 90 days, and to consummate and make effective the transactions contemplated by this Agreement.

      SECTION 32.  HEADINGS.  The headings contained herein are for reference
                   --------
purposes only and shall not affect the meaning or interpretation of this Agreement.

      SECTION 33.  COUNTERPARTS.  This Agreement may be executed and delivered
                   ------------
in multiple counterpart copies, each of which shall be an original and all of which shall constitute one and the same agreement.

      IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement on the date first above written.


               LACROSSE SEED CORPORATION


               By:  /s/ David P. Ramy, Sr.
                    -------------------------------
                    David P. Ramy, Sr., Treasurer


               RAMY COMMERCIAL PROPERTY, INC. (SELLER)



               By:  /s/ Michael T. Ramy, Sr.
                    ---------------------------------
                    Michael T. Ramy, Sr., President


               SEED MART, INC. (BUYER)


               By:   /s/ Kathleen L. Gillespie
                    --------------------------------------
                    Kathleen L. Gillespie, Vice President



               AGRIBIOTECH, INC.


               By:    /s/ Kathleen L. Gillespie
                     --------------------------------------
                     Kathleen L. Gillespie, Vice President


     With respect to Section 3(g):

              SUPERSEED HOLDING COMPANY


              /s/ Michael T. Ramy, Sr.
              ------------------------
              By: Michael T. Ramy, Sr.
                  President

                   SCHEDULES TO THE ASSET PURCHASE AGREEMENT
       AMONG RAMY COMMERCIAL PROPERTY, INC., LACROSSE SEED CORPORATION,
                     SEED MART, INC. AND AGRIBIOTECH, INC.
                     -------------------------------------


Schedule No.                  Description
-----------                   -----------
1                             The Purchase Price
1(a)                          The Ramy Inventory
1(a-1)                        The LaCrosse Inventory
1(b)                          The Ramy Real Property
1(b-1)                        The LaCrosse Real Property
1(c)                          The Ramy Buildings and Improvements
1(c-1)                        The LaCrosse Buildings and Improvements
1(d)                          The Ramy Equipment and Machinery
1(d-1)                        The LaCrosse Equipment and Machinery
1(e)                          The Ramy Office Furniture and Fixtures
1(e-1)                        The LaCrosse Office Furniture and Fixtures
1(f)                          The Ramy Automobiles, Trucks, Forklifts
                                and Other Vehicles
1(f-1)                        The LaCrosse Automobiles, Trucks, Forklifts
                                and Other Vehicles
1(h)                          The Ramy Pre-Paid Assets
1(h-1)                        The LaCrosse Pre-Paid Assets
1(i)                          The Other Assets
1(j)                          Cash or Cash Equivalents
1(k)                          The Trade Names
1(l)                          The Trademarks
1(m)                          Plant Variety Protection Act Certificates
1(n)                          The Ramy Customer List
1(n-1)                        The LaCrosse Customer List
1(q)                          The Ramy Accounts Receivable
1(q-1)                        The LaCrosse Accounts Receivable
1(r)                          The Ramy Assumed Liabilities
1(r-1)                        The LaCrosse Assumed Liabilities
4(a)                          The Excluded Assets
7(a)                          Exceptions to Title
7(c)                          Legal Proceedings; Claims
7(d)                          Trade Names and Trademarks, etc.
7(e)                          Patents, etc.
7(f)                          Material Agreements, Contracts, Commitments,
                                Obligations and Understandings
7(g)                          Violations or Restrictions
7(h)                          Court Orders and Decrees
7(j)                          Governmental Licenses, Permits, Etc.
7(k)                          Environmental Claims
7(l)                          Employee Benefit Plans
7(p)                          The Sellers' Undisclosed Liabilities and Conditions
7(q)                          Compliance with Laws

7(s)                          Changes Outside of Ordinary Course
7(u)                          Non-Cancelable Labor Contracts
12(p)                         List of Ramy Agreements to be Assigned and Assumed
12(p-1)                       List of LaCrosse Agreements to be Assigned
                                and Assumed

                    EXHIBITS TO THE ASSET PURCHASE AGREEMENT
        AMONG RAMY COMMERCIAL PROPERTY, INC., LACROSSE SEED CORPORATION,
                     SEED MART, INC. AND AGRIBIOTECH, INC.
                     -------------------------------------


Exhibit No.                          Description
----------                           -----------
3(a)(i)                       Form of Lock-Up Agreement

3(a)(ii)                      Form of Guaranty Agreement

3(a)(iii)                     Form of Mortgage

3(e)                          Form of Non-Competition Agreement

3(f)                          Form of Stock Option Agreement

7(o)                          The Sellers' Financial Statements

12(f)                         Form of the Sellers' Legal Opinion

12(l)                         Form of Employment and Non-Competition Agreement

16(d)                         Form of the Buyer's Legal Opinion
